AMENDED EMPLOYMENT AGREEMENT

         THIS AMENDED EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of September 1, 2007 (the “Commencement Date”) by and between AURIGA LABORATORIES, INC., a Delaware corporation (the “Company”), and CHARLES R. BEARCHELL, an individual resident of the State of California (“Executive”). This Agreement expressly modifies the November 8, 2006 Agreement currently in force between the parties.

W I T N E S S E T H

        In consideration of the mutual covenants and obligations herein set forth, the parties hereto agree as follows:

    1.     Engagement; Nature of Duties. Executive’s current position with the Company is as its Chief Financial Officer. By way of this Agreement, the parties agree that Executive, for the period hereinafter set forth, will serve as Director of Financial Reporting of the Company. In such capacity, Executive shall report to the Chief Financial Officer of the Company (“CFO”) and shall perform the duties and render the services for and on behalf of the Company customarily performed by a Director of Financial Reporting, and as may be set forth from time to time in resolutions of, or other directives issued by, the Board of Directors of the Company and/or any committee or designee thereof (the “Board”) or the CEO (the “Services”).

    2.     Term. The term of employment pursuant to this Agreement shall be from the present until December 31, 2007 (the “Term”), unless sooner terminated in accordance with the provisions hereof. Thereafter, Executive’s employment with Company will be solely at-will

    3.     Location. Executive shall not be required to relocate his primary place of employment outside of the greater Los Angeles County metropolitan area. Executive may, however, be required to travel to other locations at such times as may be reasonably necessary for the performance of his duties and responsibilities under this Agreement. Any such travel undertaken by Executive shall be at the Company’s expense and shall be reimbursed in accordance with the Company’s prevailing policy for reimbursing personnel, as the same may, from time to time, be adjusted or revised.

    4.     Performance of Duties. Executive agrees to perform such duties and render the Services to the best of his ability, devoting thereto his entire professional time, attention and energy exclusively to the business and affairs of the Company and its affiliates, as its business and affairs now exist and as they hereafter may be changed, and shall not during the term of his employment hereunder be engaged in any other business activity, whether or not such business activity is pursued for gain or profit; provided, however, that Executive may serve: (a) on civic or charitable boards or committees; and (b) with the prior written approval of the Board, boards of corporations or business enterprises, in each case so long as such activities do not interfere with the performance of Executive’s obligations under this Agreement.

    5.     Compensation and Benefits.

(a) Base Compensation . Beginning on the Commencement Date, the Company shall pay to Executive a base annualized compensation (“Base Compensation”) in the amount of One Hundred Fifty Thousand Dollars ($150,000.00), payable in periodic installments in accordance with the Company’s prevailing policy for compensating personnel, as the same may, from time to time, be adjusted or revised.

(b) Expense Reimbursement . The Company shall reimburse to Executive any and all reasonable expenses actually incurred by Executive in the performance of the Services during the Term, provided that such expenses are in accordance with any policies or directives of the Company regarding reimbursement of business expenses now or hereafter adopted by the Company, and subject to Executive providing appropriate supporting documentation, reasonably acceptable to the Company. Executive shall be reimbursed for any and all cellular phone expenses actually incurred by Executive in the performance of the Services during the Term, subject to Executive providing appropriate supporting documentation, reasonably acceptable to the Company.

(d) Equity Incentives . The Board previously granted an option to purchase seven hundred fifty thousand (750,000) shares of the Company’s Common Stock as set forth in a separate Notice of Stock Option Grant. That Stock Option Grant is hereby terminated and amended to grant Executive an option to purchase up to Fifty Thousand (50,000) shares of the Company’s Common Stock as set forth in a separate Stock Option Grant on the terms set forth in that Notice of Stock Option Grant.

(e) Health and Disability Insurance . Executive shall have the right to participate in, and be provided family coverage at the Company’s expense for, any health and disability insurance programs now or hereafter maintained by the Company for the benefit of its senior executive-level employees generally, subject only to any eligibility or membership restrictions of such programs.

        (f) Other Benefits . Executive shall have the right to participate in any and all benefit, retirement or insurance programs now or hereafter maintained by the Company for the benefit of its senior executive-level employees generally, including the Company’s 401(k) plan (with matching benefits equal to three percent (3%) of Executive’s contributions thereto), subject only to any eligibility or membership restrictions of such programs.

        (g) Vacation . During each year of the Term, Executive shall be entitled to vacation leave of four (4) weeks, without deduction of salary. Such vacation leave shall be taken at such time or times during the applicable year as may be mutually determined by Executive and the Company acting reasonably, having regard to the performance of Executive’s essential duties to the Company pursuant to the terms of this Agreement, and subject to the policies or directives of the Company regarding vacation leave now or hereafter adopted by the Company. Executive may accumulate unused vacation time from year to year.

        (i) Deduction and Withholding . All compensation and other benefits to or on behalf of Executive pursuant to this Agreement shall be subject to such deductions and withholding as may be agreed to by the Executive or required by applicable law.

    6.     Termination.

        (a) This Agreement may be terminated by the Company with Cause (as defined below), which termination shall be effective upon written notice to Executive.For purposes of this Agreement, “Cause” shall mean: a) Executive’s conviction or plea of guilty or nolo contendere to a felony or any crime involving dishonesty or moral turpitude, b) his willful failure to perform any of his material duties under this Agreement which results in demonstrable material injury to the Company, or c) commission by Executive of an act or omission that could adversely and materially affect the Company’s business or reputation. If the Company contends the Executive is in violation of either subparts (b) and (c) of this paragraph, then it shall provide written notice to the Executive of its contention and the factual basis therefore and shall provide Executive a period of thirty (30) days to remedy or cure said breach.

        (b) If, during the term of this Agreement, the Company terminates Executive’s employment for any reason other than Cause, then the Company shall pay Executive his Base Salary for the remainder of the Term of this Agreement. Such Base Salary shall be paid at the rate in effect at the time of his termination of employment and in accordance with the Company’s standard payroll procedures.

        (d) If, during the term of this Agreement, the Company terminates Executive’s employment for any reason other than Cause, and if Executive elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for himself and, if applicable, his dependents, following the termination of his employment, then the Company shall pay the monthly premium under COBRA for Executive and, if applicable, such dependents, until the earliest of: (i) the first (1st ) anniversary of the termination of employment; (ii) the expiration of Executive’s continuation coverage under COBRA; or (iii) the date at which Executive receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

        (e) This Agreement shall automatically terminate upon Executive’s permanent disability as a result of a physical or mental injury or disability, or death. As used herein, “permanent disability” shall mean Executive’s substantial inability to perform the Services with or without reasonable accommodations, as reasonably determined by a physician appointed by the Company, which inability continues for more than ninety (90) consecutive days, or for more than one hundred twenty (120) days in any 12-month period.

        (f) In the event of the Company’s termination of Executive’s employment for Cause, or Executive’s voluntary termination of his employment for any reason, the Company may place Executive on paid administrative leave and/or bar or restrict his access to the Company’s facilities, contemporaneously with or at any time after the delivery of the termination notice.

    7.     Change of Control.

        (a)     Subject to Section 7(b), in the event of a Change of Control (as defined below), if the Company terminates the employment of Executive for any reason other than for Cause, at any time within the twelve (12)-month period immediately following a Change of Control, any portion of any severance benefits (if any) payable to Executive pursuant to this Agreement or any other payments to him in connection with a Change of Control (collectively, the “Total Payments”) constitute an Excess Parachute Payment (as defined below), then the Total Payments to be made to Executive shall be reduced such that the value of the Total Payments that Executive is entitled to receive shall be One Dollar ($1.00) less than the maximum amount that he may receive without becoming subject to the tax imposed by Section 4999 of the United States Internal Revenue Code of 1986, as amended (the “Code”), or which the Company may pay without loss of deduction under Code Section 280G(a).

        (b)     For purposes of this Agreement, a “Change of Control” of the Company means, and shall be deemed to have taken place, if: (i) a total change in executive management of the Company has occurred; (ii) any person or entity or group of affiliated persons or entities, including a group which is deemed a “person” by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof first acquires in one or more transactions, at least one of which is after the date of this Agreement, ownership of fifty percent (50%) or more of the outstanding shares of any class of stock then entitled to vote in the election of directors of the Company; and (iii) as a result of, or in connection with, any such acquisition or any related proxy contest, cash tender or exchange offer, merger or other business combination, sale of all or substantially all of the assets of the Company or any combination of the foregoing transactions, hereinafter referred to as a “Transaction,” the persons who were directors of the Company immediately before the acquisition shall cease to constitute three-fourths of the membership of the Board or any successor to the Company during the period commencing with the consummation of the Transaction and ending on the first to occur of the first anniversary of such date or the conclusion of the next meeting of shareholders to elect directors, except to the extent that any new directors during such period were elected or nominated by at least three-fourths of such persons (or new directors who were so nominated or elected). “Ownership” means beneficial or record ownership, directly or indirectly, other than: (i) by a person owning such shares merely of record (such as a member of a securities exchange, a nominee, or a securities depositary system); (ii) by a person as a bona fide pledgee of shares prior to a default and determination to exercise powers as an owner of the shares; (iii) by a person who is not required to file statements on Schedule 13D by virtue of Rule 13d-1(b) of the Securities and Exchange Commission under the Exchange Act; or (iv) by a person who owns or holds shares as an underwriter acquired in connection with an underwritten offering pending and for purposes of their public resale or planned private placement in increments of less than such 50% amount. Without limitation, the right to acquire ownership shall not of itself constitute ownership of shares.

        (c)     For purposes of this Agreement, “Excess Parachute Payment” shall have the same meaning as such term has under Code Section 280G and any temporary, proposed or final regulations thereunder, and any Total Payments shall be valued as provided therein.

    8.     Beneficiary Designation. Executive may designate a beneficiary to receive any remaining compensation under Sections 6 and 7 in the event of Executive’s death after he becomes entitled to receive any compensation thereunder (the “Beneficiary”). Such designation shall be made by filing a written designation with the Board in such form as the Board may provide and may be changed by Executive from time to time by similar action. If no such designation is made by Executive or if Executive is not survived by his designated Beneficiary, any remaining compensation under Sections 6 and 7 at the time of Executive’s death shall be paid to Executive’s estate.

    9.     Obligations of Executive - Property Rights.

        (a)     As used in this Agreement, “Confidential Information” means any and all information disclosed to Executive or material proprietary to the Company or designated as Confidential Information by the Company and not generally known by non-Company personnel, which Executive develops or which Executive gains knowledge of or access through as a consequence of or through Executive’s employment by the Company (including information conceived, originated, discovered or developed in whole or in part by Executive, alone or jointly with others). “Confidential Information” includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or placed in any tangible medium of expression): the Company’s products, processes, discoveries, ideas, concepts, techniques and services, including information relating to research, development, inventions, manufacture, purchasing, accounting, engineering, marketing, merchandising, selling, trade secrets, customer lists, price lists, pricing policies, financial information, employee files or any other information that the Company maintains as confidential. “Confidential Information” also includes any information described aforesaid which the Company obtains from another party and which the Company treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Company.

        (b)     Except as required in Executive’s duties to the Company and then only with the Company’s prior written consent, Executive shall not, directly or indirectly, use for Executive’s own benefit or the benefit of others, lecture upon, publish articles concerning, disseminate, disclose, reveal or transfer to any person or entity, any Confidential Information or any part thereof, or assist or solicit any person or entity other than the Company to secure any benefit from the Confidential Information or any part thereof, either during or at any time after the term of this Agreement.

        (c)     All documents, papers, notes, notebooks, memoranda, computer files and other written or electronic records of any kind made by Executive during and in connection with Executive’s employment by the Company, shall remain the property of the Company at all times.

    10.     Non-Competition During Term. Executive shall not, either directly or indirectly, during the Term of this Agreement or at any time during his employment with the Company (the “Noncompetition Period”):

        (a)     Own an interest in, operate, join, manage, control, participate in or be connected in any manner as an officer, director, employee, agent, consultant, independent contractor, partner, shareholder, or principal of, or provide any advice or services to, any Conflicting Organization (as defined below). Ownership of less than five percent (5%) of the common stock or equity interest of a public corporation shall not be deemed in violation of this provision.

        (b)     Undertake planning for or organization of any Conflicting Organization or any business activity materially competitive with the Company’s business or combine with other employees or representatives of the Company for the purpose of organizing any such Conflicting Organization or materially competitive business activity.

        (c)     “Conflicting Organization” means any person, business, company or organization engaged in or about to become engaged in a business or activity which is substantially similar to, or would reasonably be deemed to compete with, the business of the Company.

    11.     Non-Solicitation. Executive shall not, during the Term of this Agreement or at any time during his employment with Company, and for a period of three (3) years immediately thereafter, directly or indirectly:

        (a)     Solicit, interfere, entice, induce or influence or seek to solicit, interfere, entice, induce or influence, any person who is engaged as an employee, consultant, agent, independent contractor or otherwise by the Company to terminate his or her employment or engagement. In addition, Executive shall not authorize, approve or assist any third party to take any action that Executive is prohibited from taking pursuant hereto.

        (b)     Call on, solicit or take away, or attempt to call on, solicit or take away any of the customers or suppliers (for the purpose of obtaining goods or services for a business directly or indirectly in competition with the Company) of the Company, either for the benefit of Executive or any other person, organization or entity. In addition, Executive shall not authorize, approve or assist any third party to take any action that Executive is prohibited from taking pursuant hereto.

    12.     Responsibilities Upon Termination. Upon the termination of his employment by the Company for whatever reason and irrespective of whether or not such termination is voluntary on his part:

        (a)     Executive shall: (i) promptly deliver to the Company all Confidential Information and all other data, designs, drawings, plans, manuals, notes, memoranda, work sheets, specifications, customer lists, supplier lists, computer programs and all other materials which are or have become the property of the Company and all copies or reproductions of any such materials (whether or not such copies or reproductions are the property of the Company); and (ii) sign and deliver to the Company a certificate attesting that he has returned to the Company all materials described in the preceding clause that were in Executive’s possession or control and that Executive is not retaining any duplicate set(s) of such materials;

        (b)     Executive shall advise the Company of the identity of his new employer within ten (10) days after accepting new employment and shall keep the Company so advised of any change in employment during the Noncompetition Period; and

        (c)     Executive in his sole discretion may notify any new employer of Executive that he has been exposed to Confidential Information, that he has an obligation to the Company not to disclose any Confidential Information and that he is not to compete with the Company during the Noncompetition Period.

    13.     Indemnification; Insurance.

        (a)     That certain Indemnification Agreement, dated November 8, 2006, entered into between Executive and the Company hereto is hereby terminated on the Effective Date.

    14.     Assignment.

        (a)     Assignment By Company . This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of the “Company” under the terms of this Agreement. As used in this Agreement, the term “successor” shall mean any person, firm, corporation or business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or securities of the Company.

        (b)     Assignment By Executive . This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors and administrators, successors, heirs, distributees, devisees and legatees.

    15.     Separate Agreements. The covenants of Executive contained in Sections 9, 10, 11, 12 and 13 of this Agreement shall be construed as separate agreements independent of any other agreement, claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, and no other agreement, claim or cause of action asserted by Executive shall constitute a defense to the enforcement by the Company of these covenants. The covenants contained in this Agreement are necessary to protect the legitimate business interests of the Company. Damages for the violation of any such covenants will not give full and sufficient relief to the Company. In the event of any violation of any such covenants, the Company shall be entitled to: (a) injunctive relief against the continued violation thereof; and (b) its actual damages. In any dispute concerning whether or not Executive has violated any of such covenants, the prevailing party shall be entitled to payment from the other party for any and all expenses, including attorneys’ fees and expenses, incurred by the prevailing party in connection with such dispute.

    16.     General Obligations of Executive. Executive agrees and acknowledges that he owes a duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company, to not knowingly become involved in a conflict of interest and to not knowingly do any act or knowingly make any statement, oral or written, which would injure the Company’s business, its interest or its reputation unless required to do so in any legal proceeding by a competent court with proper jurisdiction. Executive agrees to comply at all times with all applicable policies, rules and regulations of the Company, including, without limitation, the Company’s policy regarding trading in its Common Stock, as is in effect from time to time.

    17.     Life Insurance. To the extent that the Company desires to obtain insurance on Executive’s life for the benefit of the Company, Executive shall cooperate and do all acts reasonably necessary to enable the Company to obtain said insurance.

    18.     Release. If Executive’s employment hereunder shall terminate under Sections 6(b), 6(c) or 7, Executive agrees, as a condition to his entitlement to receive the amounts specified in such Sections to be due to him, to execute and deliver to the Company a standard release in a mutually agreeable form. Such release shall be delivered by Executive at the time of termination, but shall become effective only after Executive has received all payments specified in this Agreement to be due to him from the Company in respect of his termination.

    19.     Representations. Executive hereby represents that he is not subject to any restriction of any nature whatsoever on his ability to enter into this Agreement or to perform his duties and responsibilities hereunder, including, but not limited to, any covenant not to compete with any former employer, any covenant not to disclose or use any non-public information acquired during the course of any former employment or any covenant not to solicit any customer or prospective customer of any former employer.

    20.     Notices. Any and all notices which are required or permitted to be given by any party to any other party hereunder shall be given in writing, sent by registered or certified mail, or by electronic communications (including telegram or facsimile) followed by a confirmation letter sent by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or messenger service, with the charges therefore prepaid, addressed to such party as follows:

(a)	Notices to the Company: Auriga Laboratories, Inc. 10635 Santa Monica Blvd, #120 Los Angeles, CA 90025 Attn: Chief Executive Officer

(b)	Notices to Executive: Mr. Charles R. Bearchell 18030 Gauguin Lane Granada Hills, California 91344

or to such other address as the parties shall from time to time give notice of in accordance with this Section. Notices sent in accordance with this Section shall be deemed effective on the date of dispatch, and an affidavit of mailing or dispatch, executed under penalty of perjury, shall be deemed presumptive evidence of the date of dispatch.

    21.     Entire Agreement and Modifications. This Agreement, including the exhibits hereto and the agreements expressly referred to herein, constitutes the entire understanding between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no warranties, representations or other agreements between the parties, in connection with the subject matter hereof, except as specifically set forth herein. No supplement, modification, waiver or termination of this Agreement shall be binding unless made in writing and executed by the party thereto to be bound.

    22.     Waivers. No term, condition or provision of this Agreement may be waived except by an express written instrument to such effect signed by the party to whom the benefit of such term, condition or provision runs. No such waiver of any term, condition or provision of this Agreement shall be deemed a waiver of any other term, condition or provision, irrespective of similarity, or shall constitute a continuing waiver of the same term, condition or provision, unless otherwise expressly provided. No failure or delay on the part of any party in exercising any right, power or privilege under any term, condition or provision of this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.

    23.     Survival of Agreement Provisions. All terms, conditions, provisions, covenants, agreements, representations and warranties made herein shall survive the performance by the parties hereto of their obligations hereunder, and the termination or expiration of this Agreement.

    24.     Severability. In the event any one or more of the terms, conditions or provisions contained in this Agreement should be found in a final award or judgment rendered by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining terms, conditions and provisions contained herein shall not in any way be affected or impaired thereby, and this Agreement shall be interpreted and construed as if such term, condition or provision, to the extent the same shall have been held invalid, illegal, or unenforceable, had never been contained herein, provided that such interpretation and construction is consistent with the intent of the parties as expressed in this Agreement. If any term, condition or provision contained in this Agreement shall be determined under applicable law, to be overly broad in duration, geographical coverage or substantive scope, such term, condition or provision shall be deemed narrowed to the broadest terms permitted by applicable law.

    25.     Headings. The headings of the Sections contained in this Agreement are included herein for reference purposes only, solely for the convenience of the parties hereto, and shall not in any way be deemed to affect the meaning, interpretation or applicability of this Agreement or any term, condition or provision hereof.

    26.     Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, notwithstanding the fact that one or more counterparts hereof may be executed outside of the state, or one or more of the obligations of the parties hereunder are to be performed outside of the state.

    27.     Resolution of Disputes. As part of this Agreement, Executive and Company agree to execute the Arbitration Agreement attached hereto as Exhibit “A”. The parties agree to submit all claims arising out of this Agreement and/or Executive’s employment with Company, except as limited with the Arbitration Agreement, to arbitration.

    28.     Attorneys’ Fees. In the event that any party to this Agreement shall commence any suit, action or other proceeding to interpret this Agreement, or determine or enforce any right or obligation created hereby, including but not limited to any action for rescission of this Agreement or for a determination that this Agreement is void or ineffective ab initio , the prevailing party in such action shall recover such party’s costs and expenses incurred in connection therewith, including attorney’s fees and costs of appeal, if any. Any court shall, in entering any judgment or making any award in any such suit, action or other proceeding, in addition to any and all other relief awarded to such prevailing party, include in such judgment or award such party’s costs and expenses as provided in this Section 28.

    29.     Covenant of Further Assurances. All parties to this Agreement shall, upon request, perform any and all acts and execute and deliver any and all certificates, instruments and other documents that may be necessary or appropriate to carry out any of the terms, conditions and provisions hereof or to carry out the intent of this Agreement.

    30.     Remedies Cumulative. Each and all of the several rights and remedies provided for in this Agreement shall be construed as being cumulative and no one of them shall be deemed to be exclusive of the others or of any right or remedy allowed by law or equity, and pursuit of any one remedy shall not be deemed to be an election of such remedy, or a waiver of any other remedy.

    31.     Compliance with Laws. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law, and whenever there is a conflict between any term, condition or provision of this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the term, condition or provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law, provided that such construction is consistent with the intent of the parties as expressed in this Agreement.

    32.     Gender. As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to include the others whenever the context so indicates.

    33.     No Third Party Benefit. Nothing contained in this Agreement shall be deemed to confer any right or benefit on any person who is not a party to this Agreement.

    34.     Construction; Representation by Counsel. The parties hereby represent that they have each been advised by independent counsel with respect to their rights and obligations hereunder. This Agreement shall be construed and interpreted in accordance with the plain meaning of its language, and not for or against either party, and as a whole, giving effect to all of the terms, conditions and provisions hereof.

    35.     Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one instrument. Any or all of such counterparts may be executed within or outside the State of California. Any one of such counterparts shall be sufficient for the purpose of proving the existence and terms of this Agreement, and no party shall be required to produce an original or all of such counterparts in making such proof.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

“Company”

AURIGA LABORATORIES, INC. ,
a Delaware corporation

By:	/s/ Philip S. Pesin.
Name: Philip S. Pesin
Title: Chief Executive Officer

“Executive”

/s/ Charles R. Bearchell.
CHARLES R. BEARCHELL

EXHIBIT A

ARBITRATION AGREEMENT

The parties to this Arbitration Agreement (the “Agreement”) are Auriga Laboratories, Inc. (the “Company”) and Charles Bearchell (“Executive”).

In order to obtain an expeditious determination of the parties’ rights and obligations and to avoid the high cost and lengthy delays typically associated with court actions, both Executive and the Company agree to submit any and all claims or controversies arising out of or relating to the Executive’s employment to arbitration. This Agreement applies to all claims or controversies regarding contracts, torts (personal injury), or arising under statute, including, without limitation, the claims and causes of action specified below.

1. SUBMISSION TO ARBITRATION.

a. Executive or the Company will begin the arbitration process by delivering a written request for arbitration to the other party within the same time limits which would apply to the filing of a civil court action. Failure to deliver a timely written request for arbitration will preclude the aggrieved party from instituting any legal, arbitration or other proceeding and will constitute a complete waiver of all such claims, as they would in court. Statutory claims shall be raised within the limitations period provided by the applicable statute.

b. Claims covered by this provision (“Covered Claims”) include, without limitation, the following: (i) alleged violations of federal, state and/or local constitutions, statutes, regulations or ordinances, including, but not limited to, laws dealing with unlawful discrimination and harassment; (ii) claims based on any purported breach of contractual obligation, including but not limited to breach of the covenant of good faith and fair dealing, wrongful termination or constructive discharge; (iii) violations of public policy; (iv) claims relating to a transfer, reassignment, denial of promotion, demotion, reduction in pay, or any other term or condition of employment; (v) claims based on contract or tort; (vi) claims relating to trade secrets or unfair competition, and (vii) any and all other claims arising out of Executive’s employment with or the termination thereof by the Company. THIS INCLUDES, BUT IS NOT LIMITED TO, CLAIMS BROUGHT UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964; CALIFORNIA GOVERNMENT CODE SECTION 12960, et seq.; AND ANY OTHER FEDERAL, STATE OR LOCAL ANTI-DISCRIMINATION LAWS RELATING TO DISCRIMINATION INCLUDING BUT NOT LIMITED TO THOSE BASED ON THE FOLLOWING PROTECTED CATEGORIES: GENETIC INFORMATION OR CHARACTERISTICS; SEX AND GENDER; RACE; RELIGION; NATIONAL ORIGIN; MENTAL OR PHYSICAL DISABILITY (INCLUDING CLAIMS UNDER THE AMERICAN WITH DISABILITIES ACT); MEDICAL CONDITION (CANCER); VETERAN OR MILITARY STATUS; MARITAL STATUS; SEXUAL ORIENTATION OR PREFERENCE; AGE; PREGNANCY; AND RETALIATION OR WRONGFUL TERMINATION IN VIOLATION OF PUBLIC POLICY FOR ALLEGING OR FILING OR PARTICIPATING IN ANY GRIEVANCE OR OTHERWISE COMPLAINING OF ANY WRONG RELATING TO THE AFOREMENTIONED CATEGORIES OR ANY PUBLIC POLICY.

c. The following claims are expressly excluded and not covered by this Agreement for final and binding arbitration: (i) claims related to workers’ compensation and unemployment insurance; (ii) administrative filings with government agencies such as the California Department of Fair Employment & Housing, the Equal Employment Opportunity Commission, the U.S. Department of Labor or the National Labor Relations Board; and (iii) claims that are expressly excluded by statute or are expressly required to be arbitrated under a different procedure pursuant to the terms of an employee benefit plan. In addition, nothing in this Agreement shall preclude either party from seeking appropriate interim injunctive relief pursuant to the California Code of Civil Procedure or applicable federal law before arbitration or while arbitration proceedings are pending.

d. IN CONSIDERATION FOR AND AS A MATERIAL CONDITION OF EMPLOYMENT AND CONTINUATION OF EMPLOYMENT WITH THE COMPANY, EXECUTIVE AGREES THAT ARBITRATION IS THE EXCLUSIVE MEANS FOR RESOLVING COVERED CLAIMS. ONLY AN ARBITRATOR, NOT A JUDGE OR JURY, WILL DECIDE ANY COVERED CLAIM.

e. Any claim arising between Executive and the Company covered by the arbitration provisions of this Agreement will be submitted to arbitration before a mutually-agreeable neutral arbitrator in the State of California pursuant to the Employment Arbitration Rules and Mediation Procedures (formerly the National Rules for the Resolution of Employment Disputes) of the American Arbitration Association in effect upon the date the claim is submitted in writing to the Company. The Rules are incorporated fully herein by reference.

The arbitrator must allow discovery adequate to arbitrate all claims, including access to essential documents and witnesses. In making his or her award, the Arbitrator shall have the authority to make any finding congruent with applicable law. In reaching his or her decision, the Arbitrator shall adhere to relevant law and applicable legal precedent, and shall have no power to vary therefrom. The Arbitrator must issue a written award. The Arbitrator shall, in the award or separately, make specific findings of fact, and set forth facts in support of his or her decision, as well as the reasons and basis for his or her opinion. Should the Arbitrator exceed the jurisdiction or authority here conferred, any party aggrieved thereby may file a petition to vacate, amend or correct the Arbitrator’s award in a court of competent jurisdiction, pursuant to applicable law.

The Company will pay the arbitrator’s fees and other administrative costs of arbitration, and other reasonable costs as specified by the arbitrator under applicable law so that Executive does not have to bear any cost beyond any amount which would have to be paid as a filing fee in a municipal or superior court. Each party shall be responsible for payment of its attorneys’ fees, unless, upon application by a party, the arbitrator makes an award of attorneys’ fees under applicable statutory or other law.

2. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of California.

3. INTERPRETATION. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against either party.

4. ENTIRE AGREEMENT. This Agreement embodies the complete agreement and understanding of the parties related to the resolution of any dispute regarding Executive’s employment with or termination from the Company, or as otherwise specified above, superseding any and all other prior or contemporaneous oral or written agreements between the parties with respect to the same, and contains all of the covenants and agreements of any kind whatsoever between the parties with respect to the same. Each party acknowledges that no representations, inducements, promises or agreements regarding the resolution of any dispute regarding Executive’s employment with or termination by the Company, whether oral or written, express or implied, have been made by either party or anyone acting on behalf of a party, that are not incorporated herein. No other agreement or promise regarding the resolution of any dispute between Executive and the Company not contained herein shall be valid or binding.

5. MODIFICATION. This Agreement may be amended only by an agreement in writing signed by the parties hereto.

6. INVALIDITY. Should any provision(s) in this Agreement be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect, and the invalid, void or unenforceable provision shall be deemed not to be part of this Agreement.

7. VOLUNTARY AGREEMENT. Executive and the Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. The parties represent and agree that each has had the opportunity to review any and all aspects of this Agreement with the legal or other advisor of the party’s choice before executing this Agreement.

8. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable as applicable by and against Executive’ and the Company’s successors, heirs, beneficiaries and legal representatives. It is agreed that the rights and obligations of Executive and the Company may not be delegated or assigned except as specifically set forth in this Agreement.

9. SURVIVAL OF TERMS. The provisions of this Arbitration Agreement will survive the termination of Executive’s employment and remain in full force and effect thereafter. Nothing in this Agreement will be construed to create any express or implied contract of employment or alter in any way the at-will nature of Executive’s employment.

10. COUNTERPARTS. This Agreement may be executed in counterparts and each counterpart, when executed, shall have the validity of an original. Photographic or facsimile copies of any signed counterparts may be used in lieu of the original for any purpose.

We have read and understand this Arbitration Agreement and voluntarily agree to all of its terms.

DATED: August 27, 2007	/s/ Charles Bearchell
Charles Bearchell

DATED: August 27, 2007	/s/ Philip S. Pesin
Auriga Laboratories, Inc.